                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            CENTURY ALUMINUM COMPANY
                (Name of Registrant as Specified in Its Charter)

      (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(2) and 0-11

    1) Title of each class of securities to which transaction
    applies:                                                      N/A

    2) Aggregate Number of securities to which transaction
    applies:                                                      N/A

    3) Per unit price or other underlying value of transaction computed pursuant
    to Exchange Act Rule 0-11    (Set forth the amount on which the filing fee
    is calculated and state how it was determined):
                                                                  N/A

    4) Proposed maximum aggregate value of transaction:           N/A

    5) Total fee paid:                                            N/A

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:                                    N/A

    2) Form, Schedule or Registration Statement No.:              N/A

    3) Filing Party:                                              N/A

    4) Date Filed:                                                N/A

                            [CENTURY ALUMINUM LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 4, 1998

To the Stockholders of Century Aluminum Company:

     The Annual Meeting of Stockholders of Century Aluminum Company (the "Company") will be held at the Pan Pacific Hotel, 500 Post Street, San Francisco, California, on Monday, May 4, 1998 at 9:00 a.m., local time, for the following purposes:

          1. To elect two directors to serve for a term of three years expiring at the Annual Meeting of Stockholders to be held in 2001;

          2. To ratify the selection of Deloitte & Touche LLP as the Company's independent auditors to serve for the fiscal year ending December 31, 1998; and

          3. To transact such other business as may properly come before the meeting or at any adjournments or postponements thereof.

     The Board of Directors set March 10, 1998 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders and at any adjournments or postponements thereof.

                                          By Order of the Board of Directors,

                                          /s/ Gerald J. Kitchen
                                          Gerald J. Kitchen
                                          Executive Vice President,
                                          General Counsel, Chief
                                          Administrative Officer
                                          and Secretary

Monterey, California
April 6, 1998

                             YOUR VOTE IS IMPORTANT

     If you do not expect to attend the Annual Meeting, or if you do plan to attend but wish to vote by proxy, please complete, sign, date and return promptly the enclosed proxy card in the enclosed postage-paid envelope.

                            CENTURY ALUMINUM COMPANY
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 4, 1998

GENERAL

     This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Century Aluminum Company, a Delaware corporation (the "Company"), of proxies for use at the Annual Meeting of Stockholders to be held on May 4, 1998, commencing at 9:00 a.m., local time, at the Pan Pacific Hotel, 500 Post Street, San Francisco, California, and at any adjournments or postponements thereof. The matters to be considered and acted upon at the meeting are described below in this Proxy Statement.

     The principal executive offices of the Company are located at 2511 Garden Road, Suite 200, Monterey, California 93940. The approximate mailing date of this Proxy Statement and the accompanying proxy is April 6, 1998.

VOTING RIGHTS AND VOTES REQUIRED

     Only stockholders of record at the close of business on March 10, 1998 will be entitled to notice of and to vote at the Annual Meeting. As of such record date, the Company had outstanding 20,000,000 shares of common stock. Each stockholder is entitled to one vote for each share of common stock held. A majority of the outstanding shares entitled to vote must be represented in person or by proxy at the Annual Meeting in order to take action on the proposals presented in this Proxy Statement. Shares of common stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the meeting.

     The affirmative vote of the holders of a plurality of the shares of common stock present in person or represented by proxy at the meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the meeting is required for the ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year. Shares represented by a properly signed proxy card received pursuant to this solicitation will be voted in accordance with the instructions thereon. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to any particular matter, but will not be counted as a vote in favor of such matter. Accordingly, an abstention from voting on a matter will have the same legal effect as a vote against the matter. If a broker or nominee holding stock in "street name" indicates on the proxy that it does not have discretionary authority to vote as to a particular matter, those shares will not be considered as present and entitled to vote with respect to such matter.

     A stockholder may revoke a proxy at any time before it is exercised by submitting a later dated proxy, notifying the Secretary of the Company in writing, or voting in person at the meeting.

                             ELECTION OF DIRECTORS
                                    (ITEM 1)

     The Company's Board of Directors consists of six members, divided into three classes: Class I, Class II and Class III. Directors in each such class are elected to serve for three-year terms, with each class standing for election in successive years. At the Annual Meeting, two Class II Directors will be elected to serve until the third succeeding Annual Meeting of the Stockholders of the Company in 2001. If no direction is given to the contrary, all proxies received by the Board of Directors will be voted "FOR" the election as directors of each of the following nominees. In the event that any nominee declines or is unable to serve, the proxy solicited herewith may be voted for the election of another person in his stead at the discretion of the proxies. Each of the nominees hereinafter named has indicated his willingness to serve if elected, and the Board of Directors has no reason to believe that any of the nominees will not be available to serve. Set forth below is certain information concerning the two nominees for election and the other directors of the Company with unexpired terms of office. Each nominee is currently a director of the Company.

                             NOMINEES FOR ELECTION

                                              BUSINESS EXPERIENCE AND PRINCIPAL OCCUPATION OR    DIRECTOR   TERM TO
               NAME AND AGE                 EMPLOYMENT DURING PAST 5 YEARS; OTHER DIRECTORSHIPS   SINCE     EXPIRE
               ------------                 ---------------------------------------------------  --------   -------
John C. Fontaine(1)(2)....................  Partner, law firm of Hughes Hubbard & Reed since       1996      1998
66                                          July 1997; President of Knight-Ridder, Inc. from
                                            July 1995 to July 1997; Senior Vice President and
                                            General Counsel of Knight-Ridder, Inc. from 1987 to
                                            January 1994, and Executive Vice President from
                                            January 1994 to July 1995; Director of
                                            Knight-Ridder, Inc; Chairman of the Samuel H. Kress
                                            Foundation; member of the Trustees' Council of the
                                            National Gallery of Art.

Gerald A. Meyers..........................  President and Chief Operating Officer of the           1995      1998
48                                          Company since August 1995; President and Chief
                                            Operating Officer of Century Aluminum of West
                                            Virginia, Inc.(3) (a subsidiary of the Company)
                                            since January 1993 and Director of Century Aluminum
                                            of West Virginia, Inc. since April 1994; Operations
                                            Manager of Logan Aluminum (joint venture between
                                            Alcan Aluminum Limited and Atlantic Richfield
                                            Company) from November 1988 to December 1992.

                         DIRECTORS CONTINUING IN OFFICE

                                              BUSINESS EXPERIENCE AND PRINCIPAL OCCUPATION OR    DIRECTOR   TERM TO
               NAME AND AGE                 EMPLOYMENT DURING PAST 5 YEARS; OTHER DIRECTORSHIPS   SINCE     EXPIRE
               ------------                 ---------------------------------------------------  --------   -------
Craig A. Davis(1).........................  Chairman and Chief Executive Officer of the Company    1995      1999
57                                          since August 1995; Chairman and Chief Executive
                                            Officer of Century Aluminum of West Virginia, Inc.
                                            (a subsidiary of the Company) since August 1995;
                                            Chairman and acting Chief Executive Officer of
                                            Century Aluminum of West Virginia, Inc. from April
                                            1992 through July 1995; Director of Glencore
                                            International AG ("Glencore International") since
                                            December 1993 and Executive of Glencore
                                            International and Glencore AG from September 1990
                                            to June 1996; former Executive Vice President of
                                            Alumax Inc.

                                              BUSINESS EXPERIENCE AND PRINCIPAL OCCUPATION OR    DIRECTOR   TERM TO
               NAME AND AGE                 EMPLOYMENT DURING PAST 5 YEARS; OTHER DIRECTORSHIPS   SINCE     EXPIRE
               ------------                 ---------------------------------------------------  --------   -------
William R. Hampshire(2)...................  Vice-Chairman of the Company since August 1995;        1995      1999
70                                          President and Chief Operating Officer of Century
                                            Aluminum of West Virginia, Inc. (a subsidiary of
                                            the Company) from April 1992 through January 1993
                                            and Director of Century Aluminum of West Virginia,
                                            Inc. since June 1993; Independent Consultant since
                                            1990; former President and Chief Executive Officer
                                            of Howmet Aluminum Corporation.

Roman A. Bninski(1).......................  Partner, law firm of Curtis, Mallet-Prevost, Colt &    1996      2000
51                                          Mosle, New York, New York since 1984; Secretary of
                                            Century Aluminum of West Virginia, Inc. (a
                                            subsidiary of the Company) from April 1992 through
                                            February 1996.

Willy R. Strothotte.......................  Chief Executive Officer of Glencore Inter-             1996      2000
53                                          national since 1993 and Chairman of the Board of
                                            Glencore International since 1994; Director of
                                            Sudelektra Holding AG since 1990.

---------------

(1) Member of Audit Committee.
(2) Member of Compensation Committee.
(3) Formerly known as Ravenswood Aluminum Corporation.

BOARD AND COMMITTEE MEETINGS; DIRECTORS' COMPENSATION

     During the 1997 fiscal year, the Board of Directors held five meetings and acted by unanimous written consent on two occasions. Each director attended more than 75% of the aggregate of the meetings of the Board and Board Committees on which such director served.

     The Board of Directors has appointed an Audit Committee and a Compensation Committee to assist in handling the various functions of the Board. The Board of Directors does not have a standing Nominating Committee.

     The Audit Committee members are Messrs. Davis, Bninski and Fontaine. The Audit Committee recommends to the full Board of Directors the engagement of independent auditors, reviews with the auditors the scope and results of the audit, reviews with the Company's internal auditors the scope and results of the Company's internal audit procedures, reviews the independence of the audit and non-audit services provided by auditors, considers the range of audit and non-audit fees, reviews with the Company's independent auditors and management the effectiveness of the Company's system of internal accounting controls and makes inquiries into other matters within the scope of its duties. In 1997, the Audit Committee held two meetings. Each of the members of the Audit Committee attended the meetings.

     The Compensation Committee members are Mr. Hampshire and Mr. Fontaine. The Compensation Committee administers the Company's stock incentive plans, and reviews and recommends compensation levels of the Company's executive officers. In 1997, the Compensation Committee held two meetings. Both of the members of the Compensation Committee attended the meetings.

     Directors who are full-time salaried employees of the Company are not compensated for their service on the Board or on any Board Committee. Non-employee directors receive an annual retainer of $20,000 for their services, except that the Vice-Chairman receives an annual retainer of $25,000, and a fee of $750 for each Board or Committee meeting attended. In addition, each Committee member receives an annual fee of $750. All directors are reimbursed for their travel and other expenses incurred in attending Board and Committee meetings. Under the Company's Non-Employee Directors Stock Option Plan, each director who is not an employee of the Company received a one-time grant of options to purchase 10,000 shares of common stock, and the Vice-Chairman received a one-time grant of options to purchase 25,000 shares of common stock. Such grants became effective upon the consummation of the Company's initial public offering at an exercise price equal to the initial public offering price, except in the cases of Mr. Fontaine and Mr. Strothotte whose grants became effective upon their election as directors at an exercise price equal to the market price of the common stock at such time. The options vested one-third on the grant date, one-third on the first anniversary date and the final one-third have vested or will vest on the second anniversary date. In addition, the Non-Employee Directors Stock Option Plan provides for automatic annual grants of options to purchase 1,500 shares of common stock at fair market value to each non-employee director continuing in office after the annual meeting of stockholders in each year.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information concerning the beneficial ownership of the Company's common stock as of February 28, 1998 (except as otherwise noted) by (i) each person known by the Company to be the beneficial owner of five percent or more of the outstanding shares of common stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table under the heading "Executive Compensation" below (collectively the "Senior Executive Officers"), and (iv) all directors and executive officers of the Company as a group.

                                                               AMOUNT AND NATURE OF      PERCENTAGE
                  NAME OF BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP(1)     OF CLASS
                  ------------------------                    -----------------------    ----------
Glencore International AG...................................         7,925,000(2)           39.6
The Crabbe Huson Group, Inc.................................         2,749,900(3)           13.7
Wellington Management Company, LLP..........................         2,427,400(4)           12.1
Vanguard/Windsor Fund, Inc..................................         2,000,000(5)           10.0
David W. Beckley............................................            80,288(6)              *
Roman A. Bninski............................................            11,500(7)              *
Craig A. Davis..............................................           150,683(8)              *
John C. Fontaine............................................             8,417(9)              *
William R. Hampshire........................................            28,000(10)             *
Gerald J. Kitchen...........................................            80,300(11)             *
Gerald A. Meyers............................................           100,154(12)             *
Steven R. Sedberry..........................................            50,287(13)             *
Willy R. Strothotte.........................................             8,167(14)             *
All directors and executive officers as a group (9
  persons)..................................................           517,796(15)           2.5

---------------
  *  Less than one percent.

 (1) Each individual or entity has sole voting and investment power, except as otherwise indicated.

 (2) Glencore International beneficially owns such shares through its subsidiaries, Glencore AG, which directly owns 2,742,214 shares, and Vialco Holdings Ltd. ("Vialco"), which directly owns 5,182,786 shares. The business address of each of Glencore International, Glencore AG and Vialco is Baarermattstrasse 3, P.O. Box 555, CH 6341, Baar, Switzerland.

 (3) Based upon information as of December 31, 1997 set forth in a Schedule 13G filing dated February 2, 1998. According to its filing, The Crabbe Huson Group, Inc. ("Crabbe Huson"), a registered investment advisor, has shared voting and investment power with respect to such shares. Crabbe Huson shares voting and investment power with respect to the 2,749,900 shares owned with approximately 59 of its clients. The business address of Crabbe Huson is 121 SW Morrison, Suite 1400, Portland, Oregon 97204.

 (4) Based upon information as of December 31, 1997 set forth in a Schedule 13G filing dated January 13, 1998. According to its filing, Wellington Management Company, LLP ("Wellington"), an investment advisor and parent holding company, through its subsidiary, Wellington Trust Company, N.A. ("Wellington Trust"), has shared voting power with respect to 231,700 shares and shared investment power with respect to 2,427,400 shares. The business address of Wellington and Wellington Trust is 75 State Street, Boston, Massachusetts 02109.

 (5) Based upon information as of December 31, 1997 set forth in a Schedule 13G filing dated February 9, 1998. The Vanguard/Windsor Fund, Inc. ("Vanguard") has shared investment power and sole voting power with respect to such shares. Some or all of these shares are reported as beneficially owned by Wellington. The business address of Vanguard is 100 Vanguard Blvd., P.O. Box 2600, Malvern, Pennsylvania 19355.

 (6) Includes 80,000 shares which are subject to options presently exercisable or exercisable within 60 days.

 (7) Includes 11,500 shares which are subject to options presently exercisable or exercisable within 60 days.

 (8) Includes 150,000 shares which are subject to options presently exercisable or exercisable within 60 days . Excludes 7,925,000 shares beneficially owned by Glencore International, of which Mr. Davis is a director.

 (9) Includes 250 shares owned jointly with Mr. Fontaine's wife. Also includes 8,167 shares which are subject to options presently exercisable or exercisable within 60 days.

(10) Includes 26,500 shares which are subject to options presently exercisable or exercisable within 60 days. Also includes 1,200 shares owned by Mr. Hampshire's wife and 300 shares owned by Mr. Hampshire's grandchildren, as to which shares Mr. Hampshire disclaims any beneficial ownership.

(11) Includes 80,000 shares which are subject to options presently exercisable or exercisable within 60 days.

(12) Includes 100,000 shares which are subject to options presently exercisable or exercisable within 60 days.

(13) Includes 50,000 shares which are subject to options presently exercisable or exercisable within 60 days.

(14) Includes 8,167 shares which are subject to options presently exercisable. Excludes 7,925,000 shares beneficially owned by Glencore International, of which Mr. Strothotte is the Chairman and Chief Executive Officer.

(15) Includes 516,046 shares which are subject to options presently exercisable or exercisable within 60 days. Excludes 7,925,000 shares beneficially owned by Glencore International.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 ("Exchange Act") requires the Company's directors and executive officers, and certain persons who beneficially own more than ten percent of Company common stock ("Reporting Persons"), to file with the Securities and Exchange Commission ("SEC") reports of their initial ownership and changes in their ownership of Company common stock. Such persons are also required by SEC regulations to furnish the Company with copies of all such Section 16(a) forms they file.

     Based solely upon the Company's review of the copies of such forms received and written representations from the executive officers and directors, the Company believes that all forms required to be filed by Reporting Persons of the Company were timely filed pursuant to Section 16(a) of the Exchange Act.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  General

     The Compensation Committee of the Board of Directors (the "Committee") is comprised of Messrs. John C. Fontaine and William R. Hampshire, both of whom are independent directors. The Committee reviews and recommends to the Board of Directors compensation for the Company's executive officers, and it has oversight responsibility for administering the Company's 1996 Stock Incentive Plan, including the awarding of grants thereunder. The Company has a policy of basing a significant portion of the compensation of its executive officers on the operating performance of the Company.

  Compensation Philosophy

     The Company's compensation programs are designed to enable the Company and its subsidiaries to attract and retain talented executives and management personnel. In order to do this, the Company believes it must be able to provide management personnel with opportunities for total compensation which is competitive with compensation which would be available from employers with whom the Company competes and companies which are seeking to hire and retain management personnel of similar quality.

     In connection with the Company's 1996 initial public offering, the Company utilized the services of an independent consultant to recommend base salary, bonus and long-term incentive compensation levels for the executive officers. The goal of the Company in utilizing the consultant was to obtain an independent perspective on existing practices in order to enable the Company to achieve the above-stated objectives. Pursuant to the recommendations of its consultant, the Company entered into employment agreements with each of its Senior Executive Officers. The employment agreements provide for base salary, annual incentive bonus opportunities and long-term incentive compensation in the form of stock option grants and performance share unit awards under the Company's 1996 Stock Incentive Plan. See "Executive Compensation -- Employment Agreements."

  Base Salary

     Base salary levels in the employment agreements of the Senior Executive Officers were set at levels comparable to and competitive with the salary levels of executives of peer corporations or other employers hiring equivalent executive personnel. The Senior Executive Officers' employment agreements provide for a base salary which is subject to annual review for adjustment by the Committee. Actual salary adjustments for each individual will vary based upon a subjective assessment of individual performance, experience, level of responsibility, potential contribution to the Company's future growth and overall Company financial circumstances. The Committee has not found it practicable to assign relative weights to specific factors in determining base salary adjustments, and the specific factors used may vary among individual executives. In December 1996, the Committee authorized increases in the Senior Executive Officers' 1997 annualized base salaries in amounts ranging from 5 to 11 percent (the Chief Executive Officers' 1997 base salary was 5% higher than in 1996). Due to the Company's 1997 overall financial performance, management recommended to the Committee that no base salary increases be given to Senior Executive Officers. The Committee concurred and did not authorize, at the December 1997 annual review date, any base salary increases for the Senior Executive Officers.

  Annual Incentive Awards

     The Company has adopted an incentive compensation plan. Under this plan, Senior Executive Officers (including the Chief Executive Officer) are eligible to receive each year as a bonus, a percentage of their base salary. The percentage ranges are based upon the participant's job level, and awards are made on the basis of individual performance and Company performance. The ranges for the Chief Executive Officer and for the other Senior Executive Officers in their employment agreements are the same as in the incentive compensation plan. Due to the Company's 1997 overall financial performance, management recommended to the Committee that no annual incentive awards be paid to Senior Executive Officers. The Committee concurred and no cash bonus awards were made to the Senior Executive Officers for 1997.

  Long-term Incentive Compensation

     The Committee believes option grants and performance share unit awards align executive interests with stockholder interests by creating a direct link between compensation and stockholder return. As noted above, in connection with the Company's initial public offering, the Company, after consultation with the independent consultant regarding incentive compensation practices in connection with public offerings, granted the Senior Executive Officers options and performance share units pursuant to the Company's 1996 Stock Incentive Plan based upon the officer's position and a subjective determination of the officer's expected contribution to the success of the Company. Performance share units granted to the Senior Executive Officers in 1996 will vest ratably in 1999, 2000 and 2001. See "Executive Compensation -- Summary Compensation Table." Future option grants and performance share unit awards will be made from time to time to executives whose contributions have or will have a significant impact on the Company's long-term performance. The Committee's determination whether option grants or performance share unit awards are appropriate each year will be made with regard to competitive considerations, and each executive's actual grant will be based upon the criteria described in the preceding paragraphs and as set forth in Implementation Guidelines for the 1996 Stock Option Plan adopted by the Board. The size of previous grants and the number of options and the number of performance share units held will not be determinative of future grants. In recognition of the performance share unit awards granted to the Senior Executive Officers in their employment agreements, and due to the overall financial performance of the Company, the Committee made no option grants or performance share unit awards to the Senior Executive Officers for 1997.

  Compensation of the Chief Executive Officer

     Compensation of the Chief Executive Officer was determined in accordance with the criteria set forth above on the same basis as the other participants. See "Executive Compensation -- Summary Compensation Table."

  Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code of 1986, as amended, (the "Code") places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any one year with respect to each of the Company's five most highly compensated executive officers. However, subject to certain limitations, Section 162(m) provides that the deduction limit does not apply to any remuneration paid pursuant to compensation agreements or plans entered into prior to the consummation of the Company's initial public offering. Consequently, to the extent the compensation paid to the Senior Executive Officers is paid pursuant to such agreements, it is currently exempt from the
Section 162(m) deduction limits.

     Respectfully submitted, Compensation Committee
                 John C. Fontaine          William R. Hampshire

EXECUTIVE COMPENSATION

     The following table sets forth information with respect to the total compensation of the Company's Chief Executive Officer and the four other most highly compensated officers for services rendered in all capacities for the years shown in the table.

                           SUMMARY COMPENSATION TABLE

                                                             LONG-TERM COMPENSATION
                                                            -------------------------
                                                                             NUMBER
                                     ANNUAL COMPENSATION     RESTRICTED    OF SHARES
                                    ---------------------      STOCK       UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR   SALARY($)    BONUS($)   AWARDS($)(1)   OPTIONS(#)   COMPENSATION($)(2)
---------------------------  ----   ---------    --------   ------------   ----------   ------------------
Craig A. Davis.............  1997   $577,500            0             0           0          $  7,416
  Chairman and Chief         1996   $320,833(3)  $440,000    $2,043,750     150,000          $ 53,249
  Executive Officer
Gerald A. Meyers...........  1997   $262,500            0             0           0          $ 55,060
  President and Chief        1996   $250,000     $143,750    $1,362,500     100,000          $    547
  Operating Officer
Gerald J. Kitchen..........  1997   $210,000            0             0           0          $111,302
  Executive Vice President,  1996   $200,000     $105,000    $1,090,000      80,000          $  6,324
  General Counsel and Chief
  Administrative Officer
David W. Beckley...........  1997   $210,000            0             0           0          $  6,324
  Executive Vice President   1996   $200,000     $105,000    $1,090,000      80,000          $108,203
  and Chief Financial
     Officer
Steven R. Sedberry.........  1997   $164,700            0             0           0          $  6,074
  Vice President of          1996   $150,000     $ 93,750    $  681,250      50,000          $ 82,404
  Sales and Marketing

---------------

(1) The amounts reported in this column represent the dollar value of the award of unvested performance share units, calculated by multiplying the closing market price of the Company's common stock on March 29, 1996 (the first day of trading of the common stock) by the number of performance share units. Performance share units entitle the grantee to receive one share of Company common stock per performance share unit upon vesting of the performance share units. Performance share units vest one-third on each of March 28, 1999, March 28, 2000 and March 28, 2001. The aggregate number and value (based upon the last reported sale price of $13.50 of the Company's common stock on the Nasdaq National Market on December 31, 1997) of unvested performance share units held by each of the Senior Executive Officers as of December 31, 1997 was as follows: Craig A. Davis, 150,000 ($2,025,000); Gerald A. Meyers, 100,000 ($1,350,000); Gerald J. Kitchen, 80,000
    ($1,080,000); David W. Beckley, 80,000 ($1,080,000); and Steven R. Sedberry,
    50,000 ($675,000). Dividends are not paid on unvested performance share units.

(2) All Other Compensation is comprised of the Company's matching contributions under the Company's Defined Contribution Retirement Plan for each of the Senior Executive Officers. In 1997, those contributions were $5,700 for Messrs. Davis, Beckley, Kitchen and Sedberry and $3,675 for Mr. Meyers. Also includes Company paid life insurance premiums in 1997 in the amounts of $1,716, $547, $624, $624, and $374 for Messrs. Davis, Meyers, Kitchen, Beckley and Sedberrry, respectively. In the case of Messrs. Meyers and Kitchen, the amounts include $50,838 and $104,978, respectively, for one-time adjustments relating to their relocations to Monterey, California.

(3) Mr. Davis' 1996 salary reflects his employment agreement commencing with the Company on June 1, 1996.

FISCAL YEAR END OPTION VALUE TABLE

     The following table sets forth information regarding the aggregate number and value of options held by the Senior Executive Officers as at December 31, 1997. No options were exercised by any of the Senior Executive Officers in 1997.

                                                   NUMBER OF SHARES
                                                UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                       OPTIONS                   IN-THE-MONEY OPTIONS
                                               AT DECEMBER 31, 1997(#)        AT DECEMBER 31, 1997($)(1)
                                             ----------------------------    ----------------------------
                   NAME                      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                   ----                      -----------    -------------    -----------    -------------
Craig A. Davis.............................    100,000         50,000          $50,000         $25,000
Gerald A. Meyers...........................     66,667         33,333          $33,334         $16,667
Gerald J. Kitchen..........................     53,333         26,667          $26,667         $13,334
David W. Beckley...........................     53,333         26,667          $26,667         $13,334
Steven R. Sedberry.........................     33,334         16,666          $16,667         $ 8,333

---------------
(1) The last reported sale price for the Company's common stock on the Nasdaq National Market on December 31, 1997 was $13.50 per share. Value is calculated on the basis of the difference between the respective option exercise prices and $13.50, multiplied by the number of shares of common stock underlying the respective options.

PENSION PLAN TABLE

     The Company maintains a non-contributory defined benefit pension plan for salaried employees of the Company who meet certain eligibility requirements.

     The following table shows estimated annual benefits payable upon retirement in specified compensation and years of service classifications. The figures shown include supplemental benefits payable to the Senior Executive Officers.

                                       YEARS OF CREDITED SERVICE
  ---------------------------------------------------------------------------------------------------
  REMUNERATION      5         10         15         20         25         30         35         40
  ------------   -------   --------   --------   --------   --------   --------   --------   --------
   $  100,000    $ 6,000   $ 12,000   $ 18,000   $ 24,000   $ 30,000   $ 36,000   $ 42,000   $ 48,000
   $  200,000    $12,000   $ 24,000   $ 36,000   $ 48,000   $ 60,000   $ 72,000   $ 84,000   $ 96,000
   $  300,000    $18,000   $ 36,000   $ 54,000   $ 72,000   $ 90,000   $108,000   $126,000   $144,000
   $  400,000    $24,000   $ 48,000   $ 72,000   $ 96,000   $120,000   $144,000   $168,000   $192,000
   $  500,000    $30,000   $ 60,000   $ 90,000   $120,000   $150,000   $180,000   $210,000   $240,000
   $  600,000    $36,000   $ 72,000   $108,000   $144,000   $180,000   $216,000   $252,000   $288,000
   $  700,000    $42,000   $ 84,000   $126,000   $168,000   $210,000   $252,000   $294,000   $336,000
   $  800,000    $48,000   $ 96,000   $144,000   $192,000   $240,000   $288,000   $336,000   $384,000
   $  900,000    $54,000   $108,000   $162,000   $216,000   $270,000   $324,000   $378,000   $432,000
   $1,000,000    $60,000   $120,000   $180,000   $240,000   $300,000   $360,000   $420,000   $480,000
   $1,100,000    $66,000   $132,000   $198,000   $264,000   $330,000   $396,000   $462,000   $528,000
   $1,200,000    $72,000   $144,000   $216,000   $288,000   $360,000   $432,000   $504,000   $576,000
   $1,300,000    $78,000   $156,000   $234,000   $312,000   $390,000   $468,000   $546,000   $624,000

     The plan provides lifetime monthly benefits at age 62 equal to the greater of (i) 1.2% of final average monthly compensation multiplied by years of credited service (up to 40 years), or (ii) $22.25 multiplied by years of credited service (up to 40 years), less the total monthly vested benefit payable as a life annuity at age 62 under plans of a predecessor. Final average monthly compensation means the highest consecutive monthly average (36, 48 or 60 months) in the 120-month period ending on the last day of the calendar month completed at or prior to a termination of service. Participants' pension rights vest after a five-year period of service, except that the Senior Executive Officers are immediately vested. Benefits are also available as a 30-year pension, an early retirement benefit (actuarially reduced beginning at age 55), and as a disability benefit.

     The compensation covered by the plan includes all compensation, subject to certain exclusions, before any reduction for 401(k) contributions, subject to the maximum limits under the Code.

     The years of credited service for Messrs. Davis, Meyers, Kitchen, Beckley and Sedberry at December 31, 1997 were approximately 2,5,2,2 and 3 years, respectively.

EMPLOYMENT AGREEMENTS

     The Company entered into employment agreements with each of Messrs. Gerald
A. Meyers, Gerald J. Kitchen, David W. Beckley and Steven R. Sedberry, effective January 1, 1996 and with Mr. Craig A. Davis, effective June 1, 1996, providing for terms of employment of three years. Under the agreements, the base salaries of Messrs. Davis, Meyers, Kitchen, Beckley and Sedberry may not be reduced below $550,000, $250,000, $200,000, $200,000 and $150,000, respectively. The agreements provide that the base salaries may be subject to increases established from time to time by the Board of Directors. In addition, the executives are entitled to bonuses in accordance with the Company's annual incentive plan. The agreements provide for incentive bonuses ranging from 35% to 100% of base compensation, based upon achievement by the Company of targets established by the Compensation Committee and the 1996 stock option grants and performance share unit awards set forth in the Summary Compensation Table. The agreements also provide that the executives will receive unfunded supplemental executive retirement benefits in addition to any benefits received under the Company's qualified retirement plans. The supplemental benefit for each executive will be equal to the amount that would normally be paid under the Company's qualified retirement plans if there were no limitations under Sections 415 and 401(a)(17) of the Code and as if the executives were fully vested in the qualified retirement plan benefits. In the event of termination of employment "without cause," the terminated executive will be entitled to receive termination payments equal to 100% of his base salary and bonus (based on the highest annual bonus payment within the prior three years) for the remainder of the term of the agreement (with a minimum of one year's salary plus bonus). Any termination payments under the employment agreements may not be duplicated under the severance compensation agreements described below.

SEVERANCE COMPENSATION ARRANGEMENTS

     The Company has entered into severance compensation agreements with each of the Senior Executive Officers. The agreements provide that if within 18 months following a change of control of the Company, the executive's employment is terminated either (i) by the Company for other than cause or disability or (ii) by such executive for good reason, then such executive will receive a lump sum payment equal to three times the aggregate of the highest base salary and the highest bonus received by such executive in any of the most recent five years. Also, in the event of a change of control, the exercisability of stock options and the vesting of performance share units held by such executives will be accelerated.

     The Code imposes certain excise taxes on, and limits the deductibility of, certain compensatory payments made by a corporation to or for the benefit of certain individuals if such payments are contingent upon certain changes in the ownership or effective control of the corporation or the ownership of a substantial portion of the assets of the corporation, provided that such payments to the individual have an aggregate present value in excess of three times the individual's annualized includible compensation for the base period, as defined in the Code. The agreements provide for additional payments to the executives in order to fully offset any excise taxes payable by an executive as a result of the acceleration of the exercisability of stock options and the vesting of performance share units held by the executive caused by the change of control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1997, the members of the Board's Compensation Committee were Mr. William R. Hampshire and Mr. John C. Fontaine. Mr. Hampshire served as President and Chief Operating Officer of Century Aluminum of West Virginia, Inc. (formerly known as Ravenswood Aluminum Corporation) from April 1992 through January 1993.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

     In connection with the Company's 1996 initial public offering, the Company entered into certain agreements to govern ongoing relationships between the Company and Glencore International and its subsidiaries (collectively, the "Glencore Group"). Immediately prior to the closing of the 1996 public offering, the Company made a special distribution (the "Special Distribution") in the form of a pro rata redemption of shares held by Glencore AG and Vialco, comprised of the Company's holdings in businesses unrelated to the continuing aluminum operations of the Company, consisting principally of an inactive oil trading business, a distributor of ferro alloys and a finance business whose principal activity consisted of providing financing to entities within the Glencore Group. The Company entered into a Tax Sharing Agreement with Glencore AG and Vialco, pursuant to which Glencore AG and Vialco are responsible for all taxes relating to the businesses comprising the Special Distribution for periods through the date of the Special Distribution. In addition, the Company entered into a Disaffiliation Agreement with Glencore International, pursuant to which the Company and the Glencore Group agreed to share 50% each all losses, liabilities, costs and expenses relating to a lawsuit relating to the Company's previously-owned alumina refining facility located in the U.S. Virgin Islands, and claims relating thereto. This lawsuit was settled in 1996 and the Glencore Group paid its share of the settlement cost and legal fees, as provided under the Disaffiliation Agreement. The Disaffiliation Agreement also obligates Glencore International to indemnify the Company for any losses arising from the prior operations of the businesses and the assets and liabilities comprising the Special Distribution.

     In 1997, the Company purchased primary aluminum and alumina from Glencore Ltd. Such purchases, which were made at market prices, aggregated $84.3 million (of which $55.5 million was for primary metal, $22.6 million was for rolling ingot and $6.2 million was for alumina). The Company has continued to purchase primary aluminum from Glencore Ltd. in 1998. In 1997, the Company also sold primary aluminum to Glencore Ltd. The primary aluminum products the Company has purchased and is purchasing from Glencore Ltd. are different products from those it has sold or is selling to Glencore Ltd. Such sales, at market prices, excluding sales of the Mt. Holly facility production described below, aggregated $49.7 million in 1997. The Company, through its Mt. Holly facility, sold $55.8 million of primary aluminum products at market prices to Glencore Ltd. in 1997. Such sales constituted approximately 62% of the Company's revenue share of the Mt. Holly facility.

     As of December 31, 1997, the Company had outstanding forward sales contracts with Glencore Ltd. for 100 million pounds of primary aluminum to hedge 1998 and 1999 production. Accounting standards require that such contracts be marked-to-market. As of December 31, 1997, the Company deferred unrealized losses of $3.5 million on such contracts. In addition, as of such date, the Company had outstanding forward purchase contracts with Glencore Ltd. for 2.0 million pounds of primary aluminum. The Company intends to continue to enter into hedging arrangements with Glencore Ltd. in the future.

     Mr. Craig A. Davis, Chairman and Chief Executive Officer of the Company, is a director of Glencore International and was an executive of Glencore International and Glencore AG from 1990 until June 1996. Mr. Willy R. Strothotte, a director of the Company, is Chairman and Chief Executive Officer of Glencore International.

     Mr. Roman A. Bninski, a director of the Company, is a partner of Curtis, Mallet-Prevost, Colt & Mosle, which furnishes legal services to the Company.

PERFORMANCE GRAPH

     The following line graph compares the Company's cumulative total return to stockholders since the common stock became publicly traded on March 29, 1996 with the cumulative total return of the S&P 500 Index and the Media General Aluminum Refining Group Index during the period from March 29, 1996 through December 31, 1997. These comparisons assume the investment of $100 on March 29, 1996 and the reinvestment of dividends.

                                    Company
             Comparison of Cumulative Total Return to Stockholders
                    March 29, 1996 through December 31, 1997

        Measurement Period                                                  Century Aluminum
      (Fiscal Year Covered)           S&P 500 Index      MG Group Index          Company
Mar 29|96                                100.00              100.00              100.00
Jun 28|96                                101.49               91.94              115.60
Sep 30|96                                107.72               93.94              108.62
Dec 31|96                                116.70              102.65              127.42
Mar 31|97                                119.82              107.85              125.01
Jun 30|97                                140.74              118.58              108.68
Sep 30|97                                151.29              125.46              131.37
Dec 31|97                                155.63              104.69              100.97

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                    (ITEM 2)

     The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the firm of Deloitte & Touche LLP to serve as the Company's independent auditors for the current fiscal year, subject to the ratification of such appointment by the stockholders at the Annual Meeting. The Company has been advised by Deloitte & Touche LLP that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity.

     One or more representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders and to make a statement if they desire to do so.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE CURRENT FISCAL YEAR.

     If no direction is given to the contrary, all proxies received by the Board of Directors will be voted "FOR" ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors does not know of any other matters which may come before the Annual Meeting. If any other matters properly come before the meeting, the accompanying proxy confers discretionary authority with respect to any such matters, and the persons named in the accompanying proxy intend to vote in accordance with their best judgment on such matters.

     All expenses in connection with the solicitation of proxies will be borne by the Company. In addition to this solicitation, officers, directors and regular employees of the Company, without any additional compensation, may solicit proxies by mail, telephone or personal contact. The Company engaged Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of $4,000, plus reasonable expenses. The Company will, upon request, reimburse brokerage houses and other nominees for their reasonable expenses in sending proxy materials to their principals.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals eligible for inclusion in the proxy materials for the 1999 Annual Meeting should be addressed to the Company's Secretary at 2511 Garden Road, Suite 200, Monterey, California 93940, and must be received no later than December 10, 1998.

     In addition, the Company's By-laws currently require that for business to be properly brought before an annual meeting by a stockholder, regardless of whether included in the Company's proxy statement, the stockholder must give written notice of his or her intention to propose such business to the Secretary of the Company, which notice must be delivered to, or mailed and received at, the Company's principal executive offices not less than sixty (60) days and not more than ninety (90) days prior to the scheduled annual meeting (except that if less than seventy (70) days notice of the date of the scheduled annual meeting is given, notice by the stockholder may be delivered or received not later than the tenth (10th) day following the day on which such notice of the date of the scheduled annual meeting is mailed).

     Such notice must set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and address of the stockholder proposing such business, (iii) the class and number of shares which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such proposal. The By-laws further provide that the chairman of the annual meeting may refuse to permit any business to be brought before an annual meeting without compliance with the foregoing procedures.

                                          By Order of the Board of Directors,

                                          /s/ Gerald J. Kitchen
                                          Gerald J. Kitchen
                                          Executive Vice President,
                                          General Counsel, Chief
                                          Administrative Officer
                                          and Secretary

Monterey, California
April 6, 1998

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED HEREBY, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (WITHOUT EXHIBITS). REQUESTS SHOULD BE MADE TO MR. GERALD J. KITCHEN, EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL, CHIEF ADMINISTRATIVE OFFICER AND SECRETARY, 2511 GARDEN ROAD, SUITE 200, MONTEREY, CALIFORNIA 93940.

PROXY                                                                      PROXY

                            CENTURY ALUMINUM COMPANY
  THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING,
                                  MAY 4, 1998

     This undersigned, appoints Craig A. Davis and Stanley C. Morris the proxies (each with power to act alone and with power of substitution) of the undersigned to vote at the Annual Meeting of Stockholders of Century Aluminum Company to be held at the Pan Pacific Hotel, San Francisco, CA at 9:00 a.m., local time, on Monday, May 4, 1998, and at any adjournment thereof, all shares of stock which the undersigned is entitled to vote upon all matters properly brought before the meeting.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

           PEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                            CENTURY ALUMINUM COMPANY
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY [/]

[                                                                              ]

                                          For    Withhold    For All
                                          All       All      (Except nominee(s) written below)
1.  ELECTION OF DIRECTORS FOR TERM TO
    EXPIRE IN 2000 - Nominees: John C.
    Fontaine and Gerald A. Meyers         [ ]       [ ]       [ ]            _______________________________________________


                                          For    Against     Abstain
2.  Proposal to ratify the appointment                                      3.  I plan to attend the May 4, 1998 Annual Meeting
    of Deloitte & Touche LLP as                                                 in San Francisco.                                [ ]
    auditors for fiscal year 1998.        [ ]       [ ]       [ ]
                                                                            4.  In their discretion, upon such other matters as
                                                                                may properly come before the meeting.

------------------------------------------------------------------------------------     Please sign exactly as name or names appear
                                                                                         on this proxy. When signing as attorney,
                                                                                         executor, administrator, trustee,
                                                                                         custodian, guardian or corporation officer,
                                                                                         give full title. If more than one trustee,
                   THIS AREA RESERVED FOR ADDRESSING                                     all should sign.

                                                                                             Dated:__________________________, 1998

------------------------------------------------------------------------------------
                                                                                         ___________________________________________
                                                                                                  Signature(s) of Stockholder


                                                                                         ___________________________________________


--------------------------------------------------------------------------------

 [Arrow pointing up]         FOLD AND DETACH HERE           [Arrow pointing up]

                            YOUR VOTE IS IMPORTANT!

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.